NEWS RELEASE for April 16, 2012

BIOLASE COMPLETES TRANSACTION WITH HENRY SCHEIN

IRVINE, CA (April 16, 2012) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the World’s leading dental laser manufacturer and distributor, today announced that it has completed its purchase of 159 Waterlase MD™ Turbo laser systems from Henry Schein, Inc. (NASDAQ: HSIC), fewer than the approximately 180 laser systems estimated as outstanding by Schein in February 2012 when the announcement of an agreement was made. The Waterlase MD Turbo, first launched in 2006, has been the most successful hard- and all-tissue laser in the history of dental lasers with approximately 6,500 units sold worldwide. The purchased equipment is expected to be used primarily as a source of parts to service the large installed base of MD Turbo laser systems and for dental schools to promote Waterlase technology even further into the academic world.

The MD Turbos were purchased at a very advantageous price by BIOLASE and the entire purchase price was paid by offsetting monies currently due from Schein to BIOLASE from sales made as part of the normal course of business mainly during the first quarter of 2012 and, to a much lesser extent, the year ended December 31, 2011. None of the monies used to offset the purchase price were related to the original sales of the MD Turbos being purchased.

Federico Pignatelli, Chairman and CEO of BIOLASE, commented, “Closing this transaction is a very important step for BIOLASE as it eliminates the overhang in the marketplace that equaled approximately 440 units at the end of 2010 and significantly impacted our sales in 2011, releases all liens on our patent and intellectual properties portfolio and frees us of any present and future obligations to Schein. It is also a very advantageous transaction as the remaining inventory was purchased at a very convenient price and will mainly be used as parts to service our vast install base of MD Turbos.”

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc., the World’s leading Dental Laser Company, is a medical technology company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment, products that are focused on technologies that advance the practice of dentistry and medicine.  The Company’s laser products incorporate 285 patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times.  Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients.  BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment.  BIOLASE has sold more than 19,000 lasers among 16,000 customers. Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on laser and Waterlase dentistry, find BIOLASE at http://www.biolase.com, Twitter at http://twitter.com/GoWaterlase, and YouTube at http://www.youtube.com/user/Rossca08.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by BIOLASE management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and BIOLASE undertakes no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949-474-4300.

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